Exhibit 99.1

For Immediate Release

VYVX ADOPTS PATH 1’S NEW REPLICASTER™ PRODUCTS

“Multi-Unicast” RepliCaster Line Simplifies Network Provisioning Process

SAN DIEGO, CA – September 14, 2004 – Path 1 Network Technologies Inc. (AMEX: PNO), a leading provider of broadcast-quality video routing products, today announced that Vyvx, a market leader in fiber-optic and satellite media transmission solutions, is the first customer to upgrade its products to Path 1’s new RepliCaster line.

“Vyvx has once again demonstrated its determination to be an innovator in deploying end-to-end digital video transmission services,” said John Zavoli, president and CEO of Path 1. “We are delighted to have Vyvx be the first customer to upgrade its current products to our new RepliCaster line and recognize its value as an easy-to-use solution to a difficult problem.”

With Path 1’s RepliCaster, Vyvx can now transmit 270 megabit Serial Digital Transport Interface (SDTI), Serial Digital Interface (SDI) or Asynchronous Serial Interface (ASI) video feeds to multiple locations over Vyvx’s advanced IP/Multi-Protocol Label Switching (MPLS) network from a single Cx1000 chassis. RepliCaster offers a choice of up to three destinations per SDTI/SDI video multi-unicast or up to 32 per ASI video multi-unicast.

Multi-unicast enables a stream of IP packets to be sent to multiple destinations by replicating the streams at the source and then sending each of them to a different IP address. Since the process does not require the network routers to support IP multicasting functions, it is particularly attractive in a MPLS environment where native IP multicast implementation typically involves a very complex set-up and tear-down of Label Switched Paths (LSPs).

“The deployment of the RepliCaster service is an example of Vyvx’s commitment to work with technology vendors to expand and enhance capabilities for our broadcast customers,” said Derek Smith, vice president of Vyvx.

Vyvx’s HD VenueNet® gives broadcasters the ability to transport live High Definition Television (HDTV), end-to-end, at up to 270 Mbps. Vyvx now offers live HDTV backhaul from 28 sporting venues across the country.

With Vyvx’s Occasional 270 mbps Fiber Video Transport service, broadcasters, film/television producers, and other video content providers can use SDI to transmit and receive Standard-Definition content uncompressed at 270 Mbps. Broadcasters providing news coverage in HDTV can transmit and receive compressed HDTV feeds at 270 Mbps (SDTI) or up to 213 Mbps (ASI).

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops video routing products that enable the transportation and distribution of real-time, broadcast-quality video over Internet Protocol networks. From the delivery and distribution of broadcast materials to both wired and wireless Video on Demand (VOD), Path 1’s video infrastructure platforms allow high-quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems. To find out more about Path 1, visit our web site at www.path1.com or call 877/ONE-PATH (663-7284).

About Vyvx, LLC

Vyvx provides video delivery solutions over fiber optics and satellite to global advertising, sports, news and entertainment customers. Vyvx offers a wide range of dedicated and occasional services and its electronic footprint reaches nearly 11,000 online television and radio stations, networks and cable head-ends, as well as more than 100 professional sports venues and all major media centers, movie studios and production facilities. Vyvx is a division of WilTel Communications, LLC, the operating subsidiary of WilTel Communications Group, Inc., which is a wholly owned subsidiary of Leucadia National Corporation. For more information, please visit www.vyvx.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 will require additional financing, that our products may not achieve customer or market acceptance, that our products will not perform as expected, that customer trials will not lead to future sales, that our sales may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

RepliCaster is a trademark of Path 1 Network Technologies Inc. Vyvx and HDVenueNet are registered trademarks of WilTel Communications Group, Inc. Digital Investor Kit is a trademark of KCSA Worldwide.

To register to receive future press releases from Path 1 Network Technologies or to download a complete Digital Investor KitTM that includes press releases, regulatory filings and corporate materials, go to www.kcsa.com and click on the “KCSA Interactive Platform” icon.

Media Contacts:	Investor Contact:

Kimberly Kasitz	Todd Fromer / Erika Levy
Path 1 Network Technologies Inc.	KCSA Worldwide (for Path 1)
(858) 450-4220 x180	(212) 896-1215 / (212) 896-1208
kkasitz@path1.com	todd@kcsa.com/elevy@kcsa.com

Jeff Pounds

Vyvx

(918) 547-8920

jeff.pounds@vyvx.com

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